LPHI Announces Cash Dividend and Annual Shareholder Meeting Results
Thursday August 7, 12:01 pm ET

WACO, Texas--(BUSINESS WIRE)--At its annual shareholder meeting, Life Partners Holdings, Inc. (NASDAQ GM: LPHI) announced today that it will pay a quarterly cash dividend of $0.07 per share to shareholders of record as of August 31, 2008, to be paid on or about September 15, 2008.

Chairman Brian Pardo commented, “As we discussed with our shareholders today, we have experienced substantial growth in all of our key financial elements including revenue, net income and return on equity and based on a stunning increase in business over the past quarter, we expect this growth trend to continue throughout the remainder of the year.

“In addition to the growth in our existing business, we are also employing new strategies to create additional revenue streams which leverage off our existing knowledge base and investment in infrastructure.

“We continue to differentiate ourselves from other companies in the financial services sector by growing within the growing life settlement market. The volatility in the traditional investment markets has raised significant interest in alternative investments such as life settlements. By delivering service to our clients, we bring value to our shareholders with a business model that is not correlated to the stock and bond markets and offers the potential for superior returns without a parity of risk. That is why more and more people are turning to Life Partners for their life settlement transactions.”

Approximately 92% or 11.9 million shares entitled to vote were represented at the annual shareholder meeting either in person or by proxy. Shareholders elected all five directors named in the proxy, with each director receiving at least 10.6 million or 88% of the total votes cast. Brian Pardo, R. Scott Peden, Tad Ballantyne, Fred Dewald and Dr. Harold Rafuse were all elected to serve as directors for the ensuing year.

Life Partnersis the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 71,000 transactions for its worldwide client base of over 159,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling over $1.2 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@lifepartnersinc.com
www.lphi.com